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Exhibit 99

CONTACT:  For more information, contact:
          Thomas P. Gunning, 973/812-1100
          Tom.Gunning@totaltel.com
          www.totaltel.com

FOR IMMEDIATE RELEASE

                          CHAIRMAN OF TOTAL-TEL RESIGNS

LITTLE FALLS, N.J.--Sept. 22, 1999--Total-Tel USA Communications, Inc. (NASDAQ
Symbol: TELU) announced today that effective October 7, 1999, Warren H. Feldman will resign from the office of Chairman of the Board and as a member of the Board of Directors of Total-Tel USA Communications, Inc. In resigning, Mr. Feldman said that he made the decision to pursue other endeavors. "I hope to spend more time with my family and enjoy the fruits of my labors for the last sixteen years," said Feldman.

Dennis Spina, the President and Chief Executive Officer of Total-Tel, noted that "Warren Feldman has served the Company over a period of almost sixteen years in a number of important leadership positions, and during his tenure as an executive officer of the Company the Company has increased its market share, developed new products and services and created significant value for its shareholders."

Headquartered in Little Falls, New Jersey, Total-Tel USA Communications, Inc., is a facilities based provider of voice, data and Internet solutions to both the commercial and wholesale carrier markets. Total-Tel offers domestic and international switched and dedicated communications solutions, providing businesses with a range of competitively priced state-of-the-art technologies and quality customer care.

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